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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the inclusion in the Gentle Dental Service Corporation Prospectus and Registration Statement on Form SB-2 of our report dated October 21, 1997, except for the first paragraph of Note 12 which is as of November 6, 1997 and the last paragraph of Note 12 which is as of December 8, 1997, relating to the financial statements of Gentle Dental Service Corporation, our report dated November 17, 1997 relating to the financial statements of Dedicated Dental Systems, Inc., and our report dated November 17, 1997 relating to the financial statements of California Dental Practice Management Company and Related Dental Offices, which reports appear in such Prospectus and Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Registration Statement.

PRICE WATERHOUSE LLP

Portland, Oregon
January 8, 1998